[LETTERHEAD OF TECHNOLOGY FLAVORS & FRAGRANCES, INC.]

FOR IMMEDIATE RELEASE

Contact: Philip Rosner, Chairman and Chief Executive
         Joseph A. Gemmo, Vice President and Chief Financial Officer
         516-842-7600

TECHNOLOGY FLAVORS & FRAGRANCES, INC. ANNOUNCES SALE OF SEASONING DIVISION TO THE MANE GROUP

AMITYVILLE, New York, August 26, 1998 -- Technology Flavors & Fragrances, Inc. (the "Company") (Toronto Stock Exchange: TFF; OTC Bulletin Board: TFFI) announced that it has sold substantially all of the assets and certain liabilities relating to its Seasoning Division to a subsidiary of Mane USA, Inc. for $5.5 million in cash, less an aggregate of $1,003,454 in principal and interest assumed by the buyer owed under a promissory note to a former director and executive officer of the Company in connection with the Company's acquisition of the Division in December 1995. Of the total purchase price paid, $275,000 is being held in escrow for two years to secure certain indemnification obligations of the Company.

The net cash proceeds from the sale of approximately $4.0 million, after deducting closing costs, was used to pay down the Company's term loan and revolving credit facility.

The Seasoning Division, which is based in Milford, Ohio, represents approximately 25% of the Company's total assets and approximately 27% of the Company's net sales.

Commenting on the closing of the transaction, Philip Rosner, Chairman and Chief Executive, stated, "The sale of the Seasoning Division represents an integral part of the Company's corporate restructuring plan and significantly reduces the Company's debt and interest costs and strengthens our financial condition. The sale of the Seasoning Division allows us to return our focus to our core businesses of developing and manufacturing flavors and fragrances."

Technology Flavors & Fragrances, Inc. develops, manufactures and markets flavors and fragrances that are incorporated by its customers into a wide variety of consumer and institutional products including natural and artificial flavored beverages, confections, foods, tobaccos, pharmaceuticals, aromatherapy essential oils, perfumes and health and beauty products. The Company maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada, and Santiago, Chile.